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                                                                      EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Kids Stuff, Inc.
Canton, Ohio 44718


     As independent certified public accountants for Kids Stuff, Inc., we hereby consent to the use in this Form SB-2 Registration Statement for Kids Stuff, Inc. of our report included herein, which as a date of February 10, 1998, relating to the balance sheets of Kids Stuff, Inc. as of December 31, 1997 and 1996, and the related statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1997 and to the reference to our firm under the caption "Experts" in the Prospectus.




                                          Hausser & Taylor LLP





Canton, Ohio
August 13, 1998